Exhibit 1.2

EXECUTION COPY

CENTURYLINK, INC.

PRICE DETERMINATION AGREEMENT

March 22, 2016

J.P. Morgan Securities LLC

Barclays Capital Inc.

SunTrust Robinson Humphrey, Inc.

Mizuho Securities USA Inc.

Mitsubishi UFJ Securities (USA), Inc.

Regions Securities LLC

U.S. Bancorp Investments, Inc.

Fifth Third Securities, Inc.

c/o	J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

Reference is made to the Underwriting Agreement, dated March 22, 2016 (the “Underwriting Agreement”), between CenturyLink, Inc., a Louisiana corporation (the “Company”), and the Underwriters named in Schedule I thereto (the “Underwriters”). The Underwriting Agreement provides for the sale to the Underwriters, and the purchase by the Underwriters, severally but not jointly, from the Company, subject to the terms and conditions set forth therein, of $1,000,000,000 aggregate principal amount of the Company’s 7.5% Senior Notes, Series Y, due 2024 (the “Securities”) to be issued pursuant to an Indenture dated as of March 31, 1994 between the Company and Regions Bank (successor-in-interest to First American Bank & Trust of Louisiana and Regions Bank of Louisiana), as trustee, and as will be further supplemented, by the Eleventh Supplemental Indenture to be dated as of April 6, 2016 relating to the Securities. This Agreement is the Price Determination Agreement referred to in the Underwriting Agreement.

For all purposes of the Underwriting Agreement, “Time of Sale” means 4:02 p.m. (New York City time) on the date of this Price Determination Agreement.

Pursuant to Section 1(b) of the Underwriting Agreement, the undersigned agree with the Underwriters that the purchase price for the Securities to be paid by the Underwriters shall be 99.0% of the aggregate principal amount of the Securities set forth opposite the names of the Underwriters in Schedule I attached thereto.

The Company represents and warrants to the Underwriters that the representations and warranties of the Company set forth in Section 3 of the Underwriting Agreement are accurate as though expressly made at and as of the date hereof.

THE RIGHTS AND DUTIES OF THE PARTIES TO THIS PRICE DETERMINATION AGREEMENT SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW

SECTION 5-1401, BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CHOICE OF LAW PRINCIPLES THAT MIGHT CALL FOR THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

This Price Determination Agreement may be signed in two or more counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

If the foregoing is in accordance with your understanding of the agreement among the Underwriters and the Company, please sign and return to the Company a counterpart hereof, whereupon this instrument along with all counterparts and together with the Underwriting Agreement shall be a binding agreement among the Underwriters and the Company in accordance with its terms and the terms of the Underwriting Agreement.

Very truly yours,

CENTURYLINK, INC.

By:	/s/ R. Stewart Ewing, Jr.
Name: R. Stewart Ewing, Jr.
Title: Chief Financial Officer

Confirmed as of the date first above mentioned:

J.P. MORGAN SECURITIES LLC
BARCLAYS CAPITAL INC.
SUNTRUST ROBINSON HUMPHREY, INC.
MIZUHO SECURITIES USA INC.
MITSUBISHI UFJ SECURITIES (USA), INC.
REGIONS SECURITIES LLC
U.S. BANCORP INVESTMENTS, INC.
FIFTH THIRD SECURITIES, INC.

J.P. MORGAN SECURITIES LLC

By:	/s/ Varun Rastogi
Name: Varun Rastogi
Title: Executive Director

For itself and as Representative of the Underwriters

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